Exhibit 99.1

VIVUS AND AUXILIUM ANNOUNCE FDA APPROVAL OF STENDRA sNDA;
STENDRA NOW FIRST AND ONLY ORAL ERECTILE DYSFUNCTION TREATMENT
APPROVED TO BE TAKEN APPROXIMATELY 15 MINUTES BEFORE SEXUAL ACTIVITY

MOUNTAIN VIEW, Calif. and CHESTERBROOK, Pa., September 18, 2014 — VIVUS, Inc. (NASDAQ: VVUS) and Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL) today announced that the U.S. Food and Drug Administration (FDA) has approved a supplemental new drug application (sNDA) for STENDRA® (avanafil). STENDRA is now the only FDA-approved erectile dysfunction (ED) medication indicated to be taken as early as approximately 15 minutes before sexual activity.

STENDRA is a prescription medication in a class of drugs known as phosphodiesterase type 5 (PDE5) inhibitors approved for the treatment of ED in men 18 years or older. STENDRA is available in multiple dosage strengths (50, 100 and 200 mg tablets) and may be taken with or without food and moderate alcohol consumption (up to three drinks). In clinical studies, when compared to placebo, STENDRA helped more men achieve an erection in as early as approximately 15 minutes that lasted long enough to successfully complete sexual intercourse.

“ED patients in my practice are looking for a safe and effective treatment option that also works fast,” said Wayne JG Hellstrom, M.D., FACS, Professor of Urology at Tulane University School of Medicine in New Orleans and primary investigator for the clinical trial. “In my opinion, STENDRA can be an appropriate and important treatment option because the clinical trial demonstrated that it provides a rapid onset of action in many men in as early as approximately 15 minutes.”

“STENDRA is the first FDA-approved ED drug in nearly a decade and offers men and their partners an exciting new option,” said Adrian Adams, Chief Executive Officer and President of Auxilium Pharmaceuticals. “We believe this label expansion helps position STENDRA as an exciting ‘on demand’ ED treatment and assists with the very important aspect of spontaneity for men and their partners in real world use. We believe this provides a meaningful benefit for men with ED and further underscores Auxilium’s commitment to being an innovative leader in men’s healthcare.”

“We are pleased with the approval of the sNDA for STENDRA,” said Seth H. Z. Fischer, Chief Executive Officer of VIVUS. “The positive clinical study results, now part of the label, demonstrate STENDRA’s rapid onset of action. We believe this is good news for men suffering from ED and for the healthcare providers who treat them.”

ED is the inability to attain or maintain a penile erection for sufficient sexual performance(i). Men may experience ED differently. Many men with ED experience one or more of the following: trouble achieving an erection; difficulty achieving an erection firm enough for penetration; or erections not lasting long enough to have successful intercourse(ii). In the Massachusetts Male Aging Study, it is estimated that 52% of men over 40 years of age experience some degree of ED(iii). In addition to advanced age, recognized risk factors for erectile dysfunction include cardiovascular disease (hypertension, atherosclerosis, and hyperlipidemia), diabetes, depression, alcohol use, smoking, pelvic/perineal surgery or trauma, neurologic disease, obesity, pelvic radiation, and Peyronie’s disease(iv).

The sNDA filed by VIVUS was based on results from Study TA-501 entitled, “A Randomized, Double-Blind, Placebo-Controlled Evaluation of Avanafil for On-Demand Treatment of Men with Erectile Dysfunction.” The study was designed to assess the efficacy of two dosage strengths of STENDRA as early as approximately 15 minutes after dosing. In this 440-patient study conducted at 30 sites in the U.S., patients treated with STENDRA had a significantly higher proportion of attempts that enabled an erection sufficient for successful sexual intercourse as early as approximately 15 minutes following administration compared to placebo. The previously approved prescribing information recommended administration approximately 30 minutes before sexual activity.

About STENDRA®

STENDRA (avanafil) is the only FDA-approved ED medication indicated to be taken as early as approximately 15 minutes before sexual activity. STENDRA helped more men achieve an erection in approximately 15 minutes that lasted long enough to successfully complete sexual intercourse when compared to placebo. STENDRA should not be taken more than once per day and may be taken with or without food and with moderate alcohol consumption. Auxilium Pharmaceuticals, Inc. has exclusive marketing rights to STENDRA in the U.S. and Canada.

SPEDRA™, the trade name for avanafil in the European Union (EU), is approved by the European Medicines Agency (EMA) for the treatment of ED in the EU. VIVUS has granted an exclusive license to the Menarini Group through its subsidiary Berlin-Chemie AG to commercialize and promote SPEDRA for the treatment of ED in over 40 European countries plus Australia and New Zealand.

VIVUS has granted an exclusive license to Sanofi to commercialize avanafil in Africa, the Middle East, Turkey, and the Commonwealth of Independent States (CIS) including Russia.

Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian-Pacific Rim countries. VIVUS is in discussions with other parties for the commercialization rights to its remaining territories.

For more information about STENDRA, please visit www.STENDRA.com.

Important Safety Information

STENDRA® (avanafil) is a prescription medication used to treat erectile dysfunction (ED).

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work. Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®) or atazanavir (Reyataz®); some types of oral antifungal medicines, such as ketoconazole (Nizoral®), and itraconazole (Sporanox®); or some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to the use of PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets.

For more information, please visit www.STENDRA.com.

About VIVUS

VIVUS is a biopharmaceutical company commercializing Qsymia® (phentermine and topiramate extended-release) capsules CIV for the treatment of obesity. For more information about the company, please visit www.vivus.com.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a fully integrated specialty biopharmaceutical company with a focus on developing and commercializing innovative products for specialist audiences. With a broad range of first- and second-line products across multiple indications, Auxilium is an emerging leader in the men’s healthcare area and has strategically expanded its product portfolio and pipeline in orthopedics, dermatology and other therapeutic areas. The Company now has a broad portfolio of 12 approved products. Among other products in the U.S., Auxilium markets edex® (alprostadil for injection), an injectable treatment for erectile dysfunction, Osbon ErecAid®, the leading device for aiding erectile dysfunction, STENDRA® (avanafil), an oral erectile dysfunction therapy, Testim® (testosterone gel) for the topical treatment of hypogonadism, an Authorized Generic version of Testim (testosterone gel) with its partner Prasco, LLC, TESTOPEL® (testosterone pellets) a long-acting implantable testosterone replacement therapy, XIAFLEX® (collagenase clostridium histolyticum or CCH) for the treatment of Peyronie’s disease and XIAFLEX for the treatment of Dupuytren’s contracture. The Company also has programs in Phase 2 clinical development for the treatment of Frozen Shoulder syndrome and cellulite. To learn more, please visit www.Auxilium.com.

VIVUS SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risk and uncertainties related to the STENDRA label expansion and its effect on patients and healthcare providers, including the success of STENDRA as a treatment option; and risks and uncertainties related to the timing, strategy, tactics and success of the launches and commercialization of STENDRA and SPEDRA by VIVUS’s sublicensees in their respective territories. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ended December 31, 2013 as filed on February 28, 2014 and as amended by the Form 10-K/A filed on April 30, 2014, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

AUXILIUM SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which discuss matters that are not facts, and may include words to indicate their uncertain nature such as “believe,” “expect,” anticipate,” “intend,” “plan,” “could,” “estimate,” “project,” “will,” and “target.” Auxilium’s forward-looking statements convey its management’s expectations, beliefs, plans and objectives regarding future performance of Auxilium and are based upon preliminary information and management assumptions. No specific assurances can be given regarding: whether STENDRA will be an appropriate and important treatment option for men with ED; whether STENDRA will be an exciting new option for men and their partners; the effect of the new onset of action label expansion for STENDRA on ED treatment; whether positioning STENDRA as an “on demand” ED treatment will provide a meaningful benefit for men with ED; and the Company’s product candidates in development. While Auxilium may elect to update the forward-looking statements made in this news release in the future, Auxilium specifically disclaims any obligation to do so. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration, and those risks discussed in our reports on file with the Securities and Exchange Commission (the “SEC”). Auxilium’s SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Auxilium’s home page on the Internet at http://www.auxilium.com under the heading “Investors - SEC Filings.” There may be additional risks that Auxilium does not presently know or that Auxilium currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

CONTACT:

VIVUS, Inc.

Dana B. Shinbaum	The Trout Group
Corporate Development & Investor Relations	Brian Korb
shinbaum@vivus.com	bkorb@troutgroup.com
(650) 934-5200	(646) 378-2923

Auxilium Pharmaceuticals, Inc.

Keri P. Mattox	Nichol L. Ochsner
SVP, IR & Corporate Communications	Senior Director,
kmattox@auxilium.com	IR & Corporate Communications
(484) 321-5900	nochsner@auxilium.com
(484) 321-5900

(i) Eardley I, Montorsi F, Jackson G, et al Factors associated with preference for sildenafil citrate and tadalafil for treating erectile dysfunction in men naïve to phosphodiesterase 5 inhibitor therapy: post hoc analysis of data from a multicentre, randomized, open-label, crossover study. BJU Int. 2007;100(1):122-129.

(ii) American Urologic Association Treatment of ED Guidelines, http://emedicine.medscape.com/article/444220-overview, Accessed May 21, 2014.

(iii) Andre B. Prevalence and Incidence of Androgen Deficiency in Middle-Aged and Older Men: Estimates from The Massachusetts Male Ageing Study. The Journal of Clinical Endocrinology & Metabolism. 2004; 89(12):5920-5926.

(iv) Cleveland Clinic. “Erectile Dysfunction.” Available at: http://www.clevelandclinicmeded.com/medicalpubs/diseasemanagement/endocrinology/erectile-dysfunction/. Accessed October 3, 2013.